EXHIBIT 3.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form F-7 of our report dated March 28, 2022, relating to the financial statements of Canagold Resources Ltd. (the “Company”), which report appears in the Company’s annual report on Form 20-F for the year ended December 31, 2021, dated April 29, 2022.

/s/ Smythe LLP

Smythe LLP

Chartered Professional Accountants

Vancouver, Canada

November 14, 2022